Ex. 28(g)(8)

State Street Institutional Investment Trust

One Lincoln Street

Boston, MA 02111

State Street Bank and Trust Company

One Lincoln Street

Boston, MA 02111

June 1, 2017

Ladies and Gentlemen:

Reference is made to the Amended and Restated Custodian Agreement between us dated February 14, 2001 (the “Agreement”).

Pursuant to the Agreement, this letter is to provide notice of the creation of the following additional series of the State Street Institutional Investment Trust (the “Trust”) as presented in the following chart (the “New Funds”):

Fund	Effective Date
State Street Global Value Spotlight Fund	September 22, 2016
State Street International Value Spotlight Fund	July 13, 2016
State Street European Value Spotlight Fund	September 22, 2016
State Street Asia Pacific Value Spotlight Fund	September 22, 2016
State Street U.S. Value Spotlight Fund	September 22, 2016

We request that you act as the New Funds’ Custodian under the Agreement. As compensation for such services, you shall be entitled to receive from each New Fund the annual fee reflected on the fee schedule to the Agreement.

Please indicate your acceptance of the foregoing by executing two copies of this letter, returning one to the Trust and retaining one copy for your records.

Very truly yours,

State Street Institutional Investment Trust

By:
Ellen M. Needham, President

Accepted:
State Street Bank and Trust Company

By:
Name:

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